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                                                                   Exhibit 23.01

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Registration Statement (Form S-3) and related Prospectus of AmerUs Group Co. for the shelf registration of $1,500,000,000 of various securities and to the incorporation by reference therein of our reports dated February 25, 2005, with respect to the consolidated financial statements and schedules of AmerUs Group Co., AmerUs Group Co. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AmerUs Group Co., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

Des Moines, Iowa
July 7, 2005